Exhibit 99.1

BOYD GAMING REPORTS SECOND QUARTER RESULTS AND

ANNOUNCES INITIATION OF CASH DIVIDEND

- Company Discusses Early Borgata Results and

Central Region Development Plans -

LAS VEGAS, NV – JULY 30, 2003 – Boyd Gaming Corporation (NYSE:BYD) today reported its financial results for the second quarter 2003. In addition, the Company reported that its Board of Directors has instituted a policy of quarterly cash dividends on its common stock. The Board has declared a quarterly dividend of $.075 per share, payable September 3, 2003 to shareholders of record on August 12, 2003. The Company also reported strong initial performance at Borgata, which opened July 3 in Atlantic City.

The Company reported adjusted earnings of $.21 per share in the second quarter versus $.29 per share in the second quarter last year. In both periods adjusted earnings are before preopening expenses, and, in the second quarter this year, adjusted earnings also exclude a charge of $3.5 million, or $.03 per share, for a one-time retroactive gaming tax imposed by the State of Indiana. Per share amounts are reported on a diluted basis.

Revenues for the second quarter were $313 million, essentially the same as reported in the second quarter last year. Blue Chip was the only property with a significant change in revenue this quarter versus the prior year, up 11.7% due to the commencement of dockside operations in August 2002. The Company reported preopening expenses of $11.9 million, or $.11 per share, in the second quarter this year and $3.2 million, or $.03 per share, in the second quarter last year, both principally related to the development of Borgata, the Company’s joint venture with MGM MIRAGE in Atlantic City. Net income in the second quarter was $4.4 million, or $.07 per share, versus $17.0 million, or $.26 per share, reported in the second quarter last year.

In footnote (1), you will find a discussion of how and why the Company uses adjusted earnings, adjusted earnings per share and EBITDA (a non-GAAP measure of earnings before interest, taxes, depreciation, amortization and preopening expenses), a performance measurement widely used in the gaming industry. As used in this release, property EBITDA is before corporate expense. Further in this release you will also find tables that reconcile certain non-GAAP measurements to GAAP financial information.

Second Quarter Results of Operations

The Company’s nine operating units generated property EBITDA in the quarter of $70.2 million (before the one-time Indiana charge) as compared to $78.2 million reported in the second quarter last year, a decline of 10.2%. After corporate expense, second quarter EBITDA (before the one-time Indiana charge) was $63.1 million versus $71.6 million reported in the prior year.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, said, “Operating conditions remained difficult in the second quarter as the war in Iraq depressed results early in the quarter, the economy remained sluggish, and higher gaming taxes took their toll. Despite these conditions, Sam’s Town Las Vegas and Delta Downs turned in excellent quarters, and revenue gains at Blue Chip were enough to essentially offset higher gaming taxes, exclusive of the one-time Indiana charge.”

Six-month Results of Operations

The Company reported revenue of $634 million for the first six months of 2003, up from $615 million in the same period of

2002. The gain was principally the result of dockside operations at Blue Chip and a full period of slot operations at Delta Downs, where slot operations commenced in February 2002. EBITDA (before the one-time Indiana charge) was $135 million for the first six months in 2003 versus $143 million in the comparable period last year. Adjusted earnings for the first six months of 2003 were $.50 per share as compared to $.60 per share for the same period last year. Net income for the first six months of 2003 was $20.9 million, or $.32 per share, versus $24.9 million, or $.38 per share, reported for the first six months last year. Prior year net income includes a charge for the cumulative effect of a change in the accounting for goodwill, which amounted to $.13 per share.

Second Quarter Property Highlights

Sam’s Town Las Vegas continued to produce strong results. In the second quarter this year, the property’s EBITDA was $8.5 million, an 8.2% increase over last year on a 2.0% increase in revenue. The property’s EBITDA margin improved year-over-year to 25.9% from 24.4% in the second quarter last year. Delta Downs reported EBITDA of $7.3 million in the quarter versus $6.7 million reported last year. However, in the second quarter last year, Delta Downs results were boosted by a one-

time credit of $1.5 million for the refund of horse racing purse money; excluding that credit, Delta Downs reported second quarter EBITDA this year that was 39% above the comparable period last year. The Downtown Las Vegas properties reported EBITDA of $10.0 million, $2.1 million below the comparable quarter in the prior year. The decline was related to lower revenue and EBITDA at the Fremont and from higher costs in the Company’s Hawaii-to-Las Vegas air charter operations. Par-A-Dice reported EBITDA in the quarter of $12.0 million, down $2.7 million from the second quarter last year. The decline resulted primarily from higher gaming taxes, increased marketing costs, and disruption related to the installation of a new player tracking system in April. At Blue Chip, the revenue increase of 11.7% essentially offset the increase in gaming taxes that went into effect in August 2002, exclusive of the one-time Indiana charge. Blue Chip EBITDA before the $3.5 million charge was $21.9 million versus $22.1 million reported last year.

Initiation of Quarterly Dividend

The Company’s Board of Directors declared its first quarterly cash dividend to shareholders of $.075 per share, which translates into an annualized dividend of $.30 per share. The dividend will be paid September 3, 2003, to shareholders of record on August 12, 2003. Bill Boyd commented, “We are very pleased to be distributing a portion of our earnings to our shareholders. We remain confident in our ability to sustain reliable and meaningful earnings and cash flows over time that will enable us to reward our shareholders with cash payments from earnings. With our debt at a comfortable level in relation to our cash flow, we feel we will be able to continue to grow our business as investment opportunities arise.” The Company also announced that its two million share repurchase program, approved in late 2002 and about half completed, will remain in effect.

Borgata

The Company reported that Borgata, its $1.1 billion joint venture with MGM MIRAGE in Atlantic City, opened successfully on July 3. Bill Boyd remarked, “The initial reactions from customers to our beautiful property have been overwhelmingly positive. Customer intent to return, as measured during intercept surveys, is strong and has exceeded our expectations. Our customer database is growing at an excellent pace and ahead of plan. Our daily revenues per gaming table and slot machine, we believe, are already among the highest in the market. Average daily casino revenue through almost four weeks of operation is in the upper quartile of Atlantic City properties as measured by last July rankings, even though our marketing programs are only in their initial stages. Importantly,” Boyd continued, “Borgata turned out to be the kind of place we wanted it to be: upscale yet very comfortable; fun and energetic. I am very proud of the friendliness and enthusiasm exhibited by our great group of employees.”

Development Plans

The Company reported that it is proceeding with two projects to expand its Central Region operations. First, the Company will soon begin a $50 million expansion project at Delta Downs. The first phase involves expanding the size of the casino building to provide customers with a more open and comfortable environment, including wider aisles on the slot floor. The second phase, planned to begin in early 2004, involves the addition of food and beverage amenities and the development of a hotel at the property, the first phase of which is expected to contain approximately 200 guest rooms.

Planning is underway for an expansion of gaming operations at the successful Blue Chip Casino in Indiana. The Company expects to build a new boat, which will allow for more gaming positions and for the casino to be located on one floor versus the three story boat now in operation. The project, which is also expected to include a new parking structure, is subject to regulatory and other approvals.

Bill Boyd stated, “Expanding our highly successful properties in order to grow revenues and EBITDA is part of our core strategy. Delta Downs and Blue Chip, which together account for about 40% of our wholly-owned property EBITDA, both have strong positions in their respective markets and should benefit nicely from these planned property enhancements.”

Third Quarter Outlook

Bill Boyd commented on the outlook for the third quarter. “After eight straight quarters of property EBITDA from our wholly-owned properties meeting or exceeding the comparable quarter in the prior year, the second quarter saw a decline in that measurement. Looking ahead, we expect that the third quarter will show results in which property EBITDA once again meets or exceeds the prior year, exclusive of the effects of the large gaming tax increase in Illinois. The tax, which took effect July 1, 2003, could depress EBITDA by about $4 million in the quarter. For Borgata, we expect strong gaming and non-gaming revenue results throughout the third quarter. However, as we projected, high start-up costs and expenses will result in lower than normal margins in the quarter. Therefore, we don’t expect Borgata to be a meaningful contributor to our Company’s bottom line in the third quarter, but remain confident that it will make a significant contribution to income in 2004. Borgata, in its start-up period, is performing according to plan, and this expectation for its contribution to our Company is fully in line with our projections. Considering all of this, we expect adjusted earnings per share in this year’s third quarter to be generally in line with the just completed second quarter.”

Financial Statistics

The Company provided the following additional financial information for the second quarter ended June 30, 2003:

•	June 30 debt balance: $1.089 billion

•	Debt reduction in quarter: $14.5 million

•	June 30 cash: $76.8 million

•	Shares repurchased in second quarter: 128,900 shares at an average price of $12.67 per share.

•	Capital spending in second quarter: $17.1 million, almost all related to normal maintenance items.

•	Capitalized interest during the quarter: $4.5 million, substantially all related to the Company’s investment in Borgata.

•	Cash contributed in the second quarter to the joint venture that owns Borgata: $4.9 million

(1)	Adjusted Earnings are earnings before preopening expenses, the one-time retroactive gaming tax charge in Indiana, and the cumulative effect of a change in accounting for goodwill. Adjusted Earnings (and Adjusted EPS) are presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance and a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than net income computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of net income and net income per share, each based upon GAAP, to Adjusted Earnings and Adjusted EPS are included in the financial schedules accompanying this release. EBITDA is earnings before interest, taxes, depreciation, amortization and preopening expenses. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Specifically, EBITDA is presented before preopening expenses as it represents a measure of performance of the Company’s existing operational activities. The Company uses property EBITDA (EBITDA before corporate expense) as the primary measure of the operating performance of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, income taxes and debt principal repayments which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

The following table reports June quarterly and year-to-date results including net revenues and EBITDA. Downtown properties include the California Hotel and Casino, the Fremont Hotel and Casino, and Main Street Station.

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands, except footnotes)	2003		2002	2003		2002
Net Revenues
Stardust	$32,783		$34,234	$68,721		$69,812
Sam’s Town Las Vegas	32,679		32,036	68,398		65,084
Eldorado & Jokers Wild	7,984		8,828	16,898		18,019
Downtown Properties (a)	57,625		58,951	117,250		117,322
Sam’s Town Tunica	27,028		26,993	54,020		53,210
Par-A-Dice	36,179		37,017	72,427		73,948
Treasure Chest	26,497		28,190	53,667		56,176
Blue Chip	57,444		51,424	111,781		101,980
Delta Downs	34,284		34,343	71,197		59,251

Net revenues	$312,503		$312,016	$634,359		$614,802

EBITDA
Stardust	$2,832		$3,691	$7,607		$8,157
Sam’s Town Las Vegas	8,467		7,823	19,051		15,912
Eldorado & Jokers Wild	1,370		1,802	3,095		3,817
Downtown Properties	10,012		12,136	21,249		23,918
Sam’s Town Tunica	1,750		3,523	4,361		7,284
Par-A-Dice	12,019		14,751	24,256		28,943
Treasure Chest	4,672		5,752	10,440		12,143
Blue Chip	18,419	(b)	22,059	38,687	(b)	44,528
Delta Downs	7,254		6,710	15,531		11,105 (c)

Total property EBITDA	66,795		78,247	144,277		155,807
Corporate expense	(7,181)		(6,642)	(12,765)		(12,667)

Total EBITDA	59,614		71,605	131,512		143,140

Other Costs and Expenses
Depreciation	23,162		22,126	46,095		43,736
Preopening expenses	11,912		3,224	16,125		9,475
Interest expense, net	17,160		19,419	35,609		37,016

Total other costs and expenses	52,234		44,769	97,829		90,227

Income before provision for taxes and cumulative effect	7,380		26,836	33,683		52,913
Provision for taxes	2,936		9,802	12,800		19,842

Income before cumulative effect	4,444		17,034	20,883		33,071
Cumulative effect	—		—	—		(8,212)

Net income	$4,444		$17,034	$20,883		$24,859

(a)	Includes revenues related to Vacations Hawaii, the Company’s Honolulu travel agency, of $12.1 million and $12.5 million, respectively, for the three months ended June 30, 2003 and 2002 and $23.9 million and $23.7 million, respectively, for the six months ended June 30, 2003 and 2002.

(b)	Includes one-time charge for a retroactive gaming tax imposed by the State of Indiana of $3.5 million.

(c)	Before preopening expenses of $5.4 million during the six months ended June 30, 2002.

BOYD GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
(In thousands, except per share data)
Revenues
Gaming	$267,279	$264,303	$544,781	$521,132
Food and beverage	41,405	40,532	83,366	80,044
Room	19,335	19,013	38,969	37,774
Other	19,710	20,804	39,114	39,778

Gross revenues	347,729	344,652	706,230	678,728
Less promotional allowances	35,226	32,636	71,871	63,926

Net revenues	312,503	312,016	634,359	614,802

Costs and expenses
Gaming	133,683	122,560	267,139	242,173
Food and beverage	23,956	24,306	47,635	48,326
Room	5,523	5,245	10,633	10,267
Other	20,916	20,878	41,527	39,999
Selling, general and administrative	47,617	46,862	95,557	91,607
Maintenance and utilities	14,013	13,918	27,591	26,623
Depreciation	23,162	22,126	46,095	43,736
Corporate expense	7,181	6,642	12,765	12,667
Preopening expenses	11,912	3,224	16,125	9,475

Total	287,963	265,761	565,067	524,873

Operating income	24,540	46,255	69,292	89,929

Other income (expense)
Interest income	53	12	216	20
Interest expense, net of amounts capitalized	(17,213)	(19,431)	(35,825)	(37,036)

Total	(17,160)	(19,419)	(35,609)	(37,016)

Income before provision for income taxes and cumulative effect of a change in accounting principle	7,380	26,836	33,683	52,913
Provision for income taxes	2,936	9,802	12,800	19,842

Income before cumulative effect of a change in accounting principle	4,444	17,034	20,883	33,071
Cumulative effect of a change in accounting for goodwill	—	—	—	(8,212)

Net income	$4,444	$17,034	$20,883	$24,859

Basic Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.07	$0.27	$0.33	$0.52
Cumulative effect of a change in accounting for goodwill	—	—	—	(0.13)

Net income	$0.07	$0.27	$0.33	$0.39

Average Basic Shares Outstanding	63,802	64,107	64,143	63,475

Diluted Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.07	$0.26	$0.32	$0.51
Cumulative effect of a change in accounting for goodwill	—	—	—	(0.13)

Net income	$0.07	$0.26	$0.32	$0.38

Average Diluted Shares Outstanding	65,715	66,369	66,016	65,527

The following table reconciles net income and net income per share (each based upon generally accepted accounting principles, or “GAAP”) to adjusted net income and adjusted net income per share.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2003	2002	2003	2002
Net income	$4,444	$17,034	$20,883	$24,859
Adjustments:
One-time Indiana gaming tax charge	3,452	—	3,452	—
Preopening expenses	11,912	3,224	16,125	9,475
Cumulative effect of a change in accounting for goodwill	—	—	—	8,212
Income tax effect for above adjustments	(6,112)	(1,178)	(7,439)	(3,553)

Adjusted net income	$13,696	$19,080	$33,021	$38,993

Net income per diluted share	$0.07	$0.26	$0.32	$0.38
One-time Indiana gaming tax charge, net of tax	0.03	—	0.03	—
Preopening expenses, net of tax	0.11	0.03	0.15	0.09
Cumulative effect of a change in accounting for goodwill	—	—	—	0.13

Adjusted net income per diluted share	$0.21	$0.29	$0.50	$0.60

The following table reconciles operating income to EBITDA.

	Three Months Ended June 30, 2003
(In thousands)	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$(588)	$3,420	$—	$2,832
Sam’s Town Las Vegas	4,178	4,289	—	8,467
Eldorado & Jokers Wild	919	451	—	1,370
Downtown Properties	6,151	3,861	—	10,012
Sam’s Town Tunica	(1,537)	3,287	—	1,750
Par-A-Dice	10,713	1,306	—	12,019
Treasure Chest	3,094	1,578	—	4,672
Blue Chip	15,976	2,443	—	18,419
Delta Downs	5,628	1,626	—	7,254
Corporate	(19,994)	901	11,912	(7,181)

Totals	$24,540	$23,162	$11,912	$59,614

	Three Months Ended June 30, 2002
	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$188	$3,503	$—	$3,691
Sam’s Town Las Vegas	3,966	3,857	—	7,823
Eldorado & Jokers Wild	1,339	463	—	1,802
Downtown Properties	8,443	3,693	—	12,136
Sam’s Town Tunica	626	2,897	—	3,523
Par-A-Dice	13,661	1,090	—	14,751
Treasure Chest	4,219	1,533	—	5,752
Blue Chip	19,453	2,606	—	22,059
Delta Downs	5,215	1,495	—	6,710
Corporate	(10,855)	989	3,224	(6,642)

Totals	$46,255	$22,126	$3,224	$71,605

	Six Months Ended June 30, 2003
	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$760	$6,847	$—	$7,607
Sam’s Town Las Vegas	10,503	8,548	—	19,051
Eldorado & Jokers Wild	2,178	917	—	3,095
Downtown Properties	13,553	7,696	—	21,249
Sam’s Town Tunica	(2,208)	6,569	—	4,361
Par-A-Dice	21,666	2,590	—	24,256
Treasure Chest	7,291	3,149	—	10,440
Blue Chip	33,919	4,768	—	38,687
Delta Downs	12,305	3,226	—	15,531
Corporate	(30,675)	1,785	16,125	(12,765)

Totals	$69,292	$46,095	$16,125	$131,512

	Six Months Ended June 30, 2002
	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$1,141	$7,016	$—	$8,157
Sam’s Town Las Vegas	8,248	7,664	—	15,912
Eldorado & Jokers Wild	2,857	960	—	3,817
Downtown Properties	16,478	7,440	—	23,918
Sam’s Town Tunica	1,436	5,848	—	7,284
Par-A-Dice	26,799	2,144	—	28,943
Treasure Chest	9,097	3,046	—	12,143
Blue Chip	39,351	5,177	—	44,528
Delta Downs	3,209	2,491	5,405	11,105
Corporate	(18,687)	1,950	4,070	(12,667)

Totals	$89,929	$43,736	$9,475	$143,140

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s strategy, expenses, development plans (including plans to expand certain of its Central Region properties, anticipated cost, timing and eventual acceptance of the expanded properties, as well as new facilities, such as Borgata, by the market), revenue, earnings and cash flow. In addition, forward-looking statements include statements regarding the Company’s plans to continue to grow its business, that expansion of the business will grow revenues and EBITDA, anticipated payment of dividends, early results at Borgata, including revenue derived from Borgata, marketing programs, customer intentions and the growth of the Borgata customer database. Forward-looking statements also include statements regarding the Company’s expectations for future operating results, as well as third quarter results, including results in property EBITDA, adjusted earnings and revenue from Borgata, as well as Borgata’s contributions for the rest of this year and in 2004. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs and start-up costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), increased taxes, the availability and price of energy, weather, regulation, economic conditions and the effects of war, terrorist or similar activity. In addition, the Company can provide no assurances that it will complete the proposed expansion of its Central Region properties, or if such expansions are completed, that they will result in increased revenue or

EBITDA for such properties. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2002 on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a webcast at 4:30 p.m. EDT on Wednesday, July 30, 2003 to review the second quarter results. The Webcast will be available on the Company’s website at www.boydgaming.com and at www.firstcallevents.com/service/ajwz381458937gf12.html

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 13 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming recently opened Borgata Hotel Casino and Spa at Renaissance Pointe (AOL keyword: borgata or www.theborgata.com), a $1.1 billion entertainment destination hotel in Atlantic City, through a joint venture with MGM MIRAGE. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

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